                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              3DX TECHNOLOGIES INC.


          It is hereby certified that:

          1. The name of the corporation is 3DX TECHNOLOGIES INC. (the "Corporation"), and the name under which the Corporation was originally incorporated is Novera Energy Inc. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on December 8, 1992. A Restated Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on January 27, 1993. A second Restated Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on November 9, 1993. A third Restated Certificate of Incorporation was filed with the Secretary of State of Delaware was filed on December 17, 1993. A fourth Restated Certificate of Incorporation (the "Fourth Restated Certificate") was filed with the Office of the Secretary of State of the State of Delaware on July 26, 1995.

          2. The Fourth Restated Certificate is hereby restated and further amended as follows: (i) to provide for a .517-to-1 reverse stock split of the Corporation's Common Stock, par value $.01 per share, (ii) to authorize a total of 1,000,000 additional shares of preferred stock, par value $.01 per share (the "Preferred Stock") and (iii) to provide for the division of the Corporation's Board of Directors into three classes.

          3. Except for (i) the inclusion of the foregoing amendments, (ii) the omission of matters of historical interest only, and (iii) the renumbering of the Fourth Restated Certificate to effect the omission of such matters, there are no discrepancies between the provisions of the Fourth Restated Certificate as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

          4. The amendments to the Fourth Restated Certificate and the restatement of the Fourth Restated Certificate as amended as the fifth Restated Certificate of Incorporation herein certified have been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          The text of the Fourth Restated Certificate is restated with the amendments described above, effective as of ___ a.m. on December __, 1996 to read as follows:


          FIRST: The name of the corporation is 3DX Technologies Inc. (the "Corporation").

          SECOND: The address of the Corporation's registered office in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

          THIRD: The nature of the business and the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("Delaware Corporation Law").

          FOURTH: The Corporation shall have the authority to issue two (2) classes of shares of capital stock, to be designated respectively "Preferred Stock" and "Common Stock". The total number of shares of stock that the Corporation shall have the authority to issue is Twenty Four Million Five Hundred Thousand (24,500,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Four Million Five Hundred Thousand (4,500,000), par value $.01 per share, of which Two Hundred Thousand (200,000) shall be designated as "Redeemable Preferred Stock, Series B" (the "Series B Preferred Stock"), Three Million Three Hundred Thousand (3,300,000) shall be designated "Senior Redeemable Convertible Preferred Stock, Series C" (the "Series C Preferred Stock" and, together with the Series B Preferred Stock, the "Designated Preferred Stock"), and the remainder of the shares of authorized Preferred Stock shall be undesignated as of the date of filing of this Fourth Restated Certificate (the "Undesignated Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have the authority to issue is Twenty Million (20,000,000), par value $.01 per share (the "Common Stock").

          Upon the filing of this Restated Certificate of Incorporation, the Corporation's shares of Common Stock, par value $.01 per share, issued and outstanding immediately prior to the filing of this Restated Certificate of Incorporation (the "Old Common Stock") shall be changed so that every 1.934 shares of Old Common Stock will automatically, and without any action on the part of the holder thereof, be converted into one (1) share of Common Stock; PROVIDED, HOWEVER, that no fractional shares shall be issued pursuant to such conversion and no payment shall be made for any fractional shares.

          The following is a statement fixing certain of the designations and the powers, voting rights, preferences and relative, participating, optional and other rights of the Designated Preferred Stock, the Undesignated Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Restated Certificate of Incorporation.

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A.  DESIGNATED PREFERRED STOCK

          1. VOTING RIGHTS. Each holder of Series B Preferred Stock shall be entitled to one hundred (100) votes for each share held. Each holder of Series C Preferred Stock shall be entitled to the number of votes equal to the largest whole number of shares of Common Stock into which such shares of Series C Preferred Stock could be converted, pursuant to the provisions of Section A.4 hereof, on the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, in accordance with Delaware Corporation Law. Except as otherwise expressly provided herein or as required by Delaware Corporation Law, the holders of Designated Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          2. DIVIDEND RIGHTS. (a) Each issued and outstanding share of Series B Preferred Stock shall entitle the holder of record thereof to receive, out of any funds legally available therefor, dividends in cash or in shares of Series B Preferred Stock (with the determination of whether such payment shall be in cash or in shares of Series B Preferred Stock to be made in good faith by the Board of Directors of the Corporation), at the annual rate per share of twelve dollars and fifty cents ($12.50), if in cash, or 0.13276 shares of Series B Preferred Stock, if in stock, in each case as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together herein referred to as "Recapitalization Events"), payable annually on December 31 of each year commencing December 31, 1994; PROVIDED that if the Board of Directors fails to make such determination at least ten (10) business days prior to December 31 of each year, such dividends shall be paid in shares of Series B Preferred Stock; and PROVIDED FURTHER that if, in respect of any fiscal year of the Corporation, dividends on the Series C Preferred Stock are paid in shares of Series C Preferred Stock, dividends on the Series B Preferred Stock will be paid only in shares of Series B Preferred Stock, and not in cash; and PROVIDED FURTHER that no dividends shall be paid to the holders of Series B Preferred Stock in respect of any period so long as a default under Section 6 hereof or under Section 7 or 9 of the Series C Preferred Stock Purchase Agreement, dated as of July 26, 1995, among the Corporation and the other parties set forth therein (the "Series C Preferred Stock Purchase Agreement") occurs and is continuing. Dividends and distributions (other than those payable solely in Common Stock) may be paid, or declared and set aside for payment, upon shares of Common Stock in any calendar year only if dividends shall have been paid, or declared and set apart for payment, on account of all shares of Series B Preferred Stock then issued and outstanding, at the aforesaid rate for such calendar year.

               (b)(i) Each issued and outstanding share of Series C Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends in cash or in shares of Series C Preferred Stock (with the determination of whether such payment shall be in cash or in shares of Series C Preferred Stock to be made in good faith by the Board of Directors of the Corporation), at the annual rate per share of Twenty-Four Cents ($.24) (or such greater amount per share as such Series C Preferred Stock would be entitled if such Series C Preferred Stock were converted into Common Stock), if in cash, or 0.08 shares of Series C Preferred Stock, if in stock, in each case as adjusted for Recapitalization Events, payable or accruing quarterly on the last day of March, June, September and December of each year, commencing September 30, 1995; PROVIDED that if the Board of Directors fails to make such determination at least ten (10) business days prior to the last day of any such quarter, such dividends shall be paid in cash or shall accrue; and PROVIDED FURTHER that no dividends shall be paid to the holders of Series C Preferred Stock in respect of any period so long as a default under Section 6 hereof or under Section 7 or 9 of the Series C Preferred
Stock Purchase Agreement occurs and is continuing. If such dividends are to be paid in shares of Series C Preferred Stock, the Corporation shall issue and deliver certificates in respect of such shares within 90 days after the quarter in which the election to issue shares is made. Dividends and distributions (other than those payable solely in Common Stock) may be paid, or declared and set aside for payment, upon shares of (x) Common Stock in any calendar year only if dividends shall have been paid, or declared and set apart for payment, on account of all shares of Designated Preferred Stock then issued and outstanding, at the aforesaid rate for such calendar year and
(y) Series B Preferred Stock only in accordance with the provisos set forth in Section 2(a) above.

               (ii) The right to dividends upon the issued and outstanding shares of Series C Preferred Stock shall be cumulative so that such rights shall be deemed to accrue whether there be funds legally available therefor, or whether said dividends shall have been declared; and if such dividends in respect of any period beginning with the Issuance Date (as defined in Section A.4(c)), shall not have been declared and either paid or a sum sufficient for the payment thereof set aside in full, the accumulated unpaid dividends shall first be fully paid on the Series C Preferred Stock, before any dividend or other distribution (other than those payable solely in Common Stock) may be paid, or declared and set apart for payment, to the holders of shares of Common Stock, and shall in any event be paid upon conversion of the Series C Preferred Stock. Any accumulation of dividends on the shares of Series C Preferred Stock shall bear interest at the rate of 8% per annum, compounded annually, until paid.

               (c) The restrictions on dividends and distributions with respect to shares of Series B Preferred Stock and Common Stock set forth in Section 2 hereof are in addition to, and not in derogation of, the other restrictions on such dividends and distributions set forth herein.

          3. LIQUIDATION RIGHTS. (a) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a "Liquidation"), the holders of record of shares of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Series B Preferred Stock or Common Stock by reason of their ownership thereof, on a Liquidation, out of the assets of the Corporation legally available therefor, an amount per share equal to the sum of (1) Three Dollars ($3.00) per share of Series C Preferred Stock (the "Original Series C Issue Price"), adjusted for Recapitalization Events, plus
(2) a further amount per share equal to dividends, if any, (x) then declared and unpaid on account of Series C Preferred Stock and (y) whether or not declared, then accrued in accordance with the provisions of Section A.2(b) hereof, before any payment shall be made or any assets distributed to the holders of shares of Series B Preferred Stock or Common Stock. If, upon any Liquidation, the assets available for distribution among the holders of the Series C Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts aforesaid, then such assets shall be distributed ratably among the holders of Series C Preferred Stock as among the holders of Series C Preferred Stock based on the number of shares of such series so held.

               (b) After payment to the holders of record of the shares of Series C Preferred Stock of the full amounts set forth in Section A.3(a), the holders of record of shares of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, out of the assets of the Corporation legally available thereof, an amount equal to One Hundred Dollars ($100.00) per share of Series B Preferred Stock (the "Series B Price"), as adjusted for Recapitalization Events, before any payment shall be made or any assets distributed to the holders of shares of Common Stock. If upon any Liquidation, after payment shall have been made to all holders of record of Series C Preferred Stock of the full amounts to which such holders shall be entitled pursuant to Section A.3(a) hereof, the assets available for distribution among the holders of the Series B Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts aforesaid, then such assets shall be distributed ratably among the holders of Series B Preferred Stock as among the holders of Series B Preferred Stock based on the number of shares so held.

               (c) After payment to the holders of record of the shares of the Designated Preferred Stock of the amounts set forth in Sections A.3(a) and A.3(b), the remaining assets of the Corporation shall be distributed in equal amounts per share to the holders of record of the Corporation's Common Stock and Series C Preferred Stock (each share of Series C Preferred Stock being treated as the number of shares of Common Stock (giving effect to fractional shares) into which it could then be converted for such purpose), PROVIDED, HOWEVER, that if the assets and the funds distributed hereunder and under Section 3(a) hereof would be sufficient in the aggregate to permit the payment to the holders of Series C Preferred Stock of an amount in excess of (A) Six Dollars ($6.00) per share of Series C Preferred Stock (as adjusted for Recapitalization Events), plus (B) dividends, if any, (x) then declared and unpaid on account of Series C Preferred Stock and (y) whether or not declared, then accrued in accordance with the provisions of Section A.2(b) hereof, then the holders of Series C Preferred Stock shall be entitled to the full amounts otherwise payable to them pursuant to the preceding provisions, but shall not be entitled to share in the remaining assets and funds of the Corporation in excess of (A) Six Dollars ($6.00) per share of Series C Preferred Stock (as adjusted for Recapitalization Events), plus (B) dividends, if any, (x) then declared and unpaid on account of Series C Preferred Stock and (y) whether or not declared, then accrued in accordance with the provisions of Section A.2(b) hereof, after which payment the remaining assets of the Corporation shall be distributed in equal amounts per share to the holders of record of the Corporation's Common Stock.

               (d) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall each be deemed to be a Liquidation within the meaning of this Section A.3, unless holders of record of at least sixty-seven percent (67%) of the outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock, each voting as a separate class, vote otherwise; PROVIDED that the holders of Designated Preferred
Stock receive at least 20 days' prior written notice of such consolidation, merger or sale.

          4. CONVERSION RIGHTS. The holders of the Series C Preferred Stock shall have conversion rights (the "Conversion Rights") as follows:

               (a) RIGHT TO CONVERT. Each holder of record of shares of Series C Preferred Stock may, at any time, upon surrender to the Corporation of the certificates therefor at the principal office of the Corporation or at such other place as the Corporation shall designate, convert all or any part of such holder's shares of Series C Preferred Stock into such number of fully paid and non-assessable shares of Common Stock of the Corporation (as such Common Stock shall then be constituted) equal to the product of (A) the number of shares of Series C Preferred Stock which such holder shall then surrender to the Corporation, multiplied by (B) the number determined by dividing Three Dollars ($3.00) by the Conversion Price (as hereinafter defined) per share for the Series C Preferred Stock in effect at the time of conversion. If any holder of Series C Preferred Stock elects to convert any of its shares of Series C Preferred Stock in connection with a Liquidation under Section A.3(d), such holder may make such conversion conditional upon the consummation of any transaction deemed to be a Liquidation under Section A.3(d).

               (b) AUTOMATIC CONVERSION. All outstanding shares of Series C Preferred Stock shall be deemed automatically converted into such number of shares of Common Stock as are determined in accordance with Section 4(a) hereof upon the consummation of a firm commitment underwritten public offering of the securities of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where (i) the aggregate proceeds to the Corporation from the sale of such securities (before deduction of underwriting discounts and expenses of sale) is not less than $10,000,000 and the per share sales price of such securities before such deductions is not less than Twelve Dollars ($12.00) (whether or not pursuant to a Recapitalization Event) and (ii) the sales price per share of such securities is equal to at least the product of (x) the Original Series C Issue Price, as adjusted for Recapitalization Events, MULTIPLIED by (y) two (2) (an "Automatic Conversion Event").

               On or after the date of occurrence of an Automatic Conversion Event, and in any event within 10 days after receipt of notice, by certified or registered mail, postage prepaid, from the Corporation of the occurrence of such Automatic Conversion Event, each holder of record of shares of Series C Preferred Stock shall surrender the certificates evidencing such holder's shares of Series C Preferred Stock at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Series C Preferred Stock are converted (plus additional certificates representing shares of Series C Preferred Stock not so converted, if any). On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series C Preferred Stock shall (i) receive from the proceeds of such offering an amount per share equal to dividends, if any, (x) then declared and unpaid on account of such Series C Preferred Stock and (y) whether or not declared, then accrued in accordance with the provisions of Section A.2(b) hereof, and (ii) be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series C Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series C Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

               (c)  For purposes of this Restated Certificate of Incorporation:

               "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to this Section 4, deemed to be issued) by the Corporation, other than shares of Common Stock issued or issuable:

               (i)   upon conversion of shares of Series C Preferred Stock;

               (ii) to officers, directors, or employees of, or consultants to, the Corporation pursuant to a stock grant or sale or option plan or other employee stock incentive program approved by the Board of Directors, provided that such shares shall not exceed 956,455 in the aggregate without the approval of holders of at least 66-2/3% of the Designated Preferred Stock, voting together as a class;

               (iii) as a dividend or distribution on Designated Preferred
          Stock;

               (iv) in any deferred closing under the Series C Preferred Stock Purchase Agreement;

               (v) in connection with (x) an acquisition or joint venture by the Corporation, or (y) a bridge financing from institutional investors, in each case as unanimously approved by the Board of Directors; and

               (vi) to consultants, vendors or customers as unanimously approved by the Board of Directors.

               "CONVERSION PRICE" shall mean the price at which shares of the Common Stock shall be deliverable upon conversion of the Series C Preferred Stock as adjusted from time to time as herein provided. The initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price. The Conversion Price shall be subject to adjustment as herein provided.

               "CONVERSION SHARES OUTSTANDING" includes all Common Stock issued or issuable upon conversion of (i) all outstanding shares of Series C Preferred Stock issued on the Issuance Date and (ii) all Additional Shares of Common Stock issued after the Issuance Date.

               "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or securities, in each case convertible into or exchangeable for Additional Shares of Common Stock.

               "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under Section A.4(d)(i), into the aggregate consideration received or deemed to have been received by the Corporation for such issue under Section A.4(d)(i).

               "ISSUANCE DATE" shall mean the actual initial date of issuance of the Series C Preferred Stock.

               "OPTION" shall mean rights, options or warrants to subscribe for purchase or otherwise acquire Common Stock or Convertible Securities.

               (d)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

               (i)  SALE OF SHARES BELOW CONVERSION PRICE.

                    (A) If at any time or from time to time after the Issuance Date, the Corporation issues or sells, or is deemed by the express provisions of this Section A.4(d)(i) to have issued or sold, Additional Shares of Common Stock, for an Effective Price per share of less than the Original Series C Issuance Price (as adjusted for Recapitalization Events), then and in each such case the then existing Conversion Price for Series C Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price for the Series C Preferred Stock by a fraction (a) the numerator of which shall be (A) the number of Conversion Shares Outstanding immediately prior to such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received (or by express provision hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price and (b) the denominator of which shall be the number of Conversion Shares Outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock.

                    (B) For the purpose of making any adjustment required under this Section A.4(d)(i), the consideration received by the Corporation for any issue or sale of securities shall (1) to the extent it consists of cash be computed at the gross amount of cash received by the Corporation before deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale, (2) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors and (3) if Additional Shares of Common Stock, Convertible Securities, or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed (as

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

provided in clauses (1) and (2) above) as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                   (C) For the purpose of the adjustment required under this Section A.4(d)(i), if at any time or from time to time after the Issuance Date for the Series C Preferred Stock, the Corporation issues or sells any Options or Convertible Securities (other than options or rights exercisable for or convertible into shares of Common Stock referred to in clause (ii) of the definition of Additional Shares of Common Stock), then in each case the Corporation shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent upward adjustment of such number) issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Options or Convertible Securities plus, in the case of such Options, the minimum amounts of consideration, if any (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent downward adjustment of such consideration), payable to the Corporation upon the exercise of such Options and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities which were deemed to have been received by the Corporation on issuance of such Convertible Securities). No further adjustment of the Conversion Price for Series C Preferred Stock, adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Options or the conversion of any such Convertible Securities; PROVIDED, HOWEVER, that if any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, or are exercised for a lesser number of Additional Shares of Common Stock or with a greater consideration paid to the Corporation than was previously deemed to be issued or received by the Corporation, the Conversion Price for Series C Preferred Stock adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Price for Series C Preferred Stock which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities which were deemed to have been received by the Corporation on issuance of such Convertible Securities) on the conversion of such Convertible Securities.

                    (D) In each case of an adjustment or readjustment of the Conversion Price for the Series C Preferred Stock or the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred Stock, the Corporation, at its expense, shall cause the chief financial officer of the Corporation to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series C Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (a) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the Conversion Price for Series C Preferred Stock at the time in effect (after giving effect to such adjustment or readjustment), (c) the number of Additional Shares of Common Stock and (d) the type and amount, if any, of other property which at the time would be received upon conversion of Series C Preferred Stock.

                    (E) Except as expressly provided herein, no adjustment in the Conversion Price of any share of Series C Preferred Stock shall be made in respect of the issue of Additional Shares of Common Stock unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue, for such share of Series C Preferred Stock.

                    (F) No readjustment to the Conversion Price pursuant to Section A.4(d)(i) shall (a) affect the Conversion Price in respect of, or any shares of Common Stock previously issued upon conversion of, the Series C Preferred Stock or (b) have the effect of increasing the Conversion Price for the Series C Preferred Stock to an amount which exceeds the lower of (x) the Conversion Price for the Series C Preferred Stock on such original adjustment date or (y) the Conversion Price for the Series C Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between such original adjustment date and each subsequent readjustment date.

               (ii) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Common Stock, the Conversion Price for Series C Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common Stock, the Conversion Price for Series C Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (iii) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Additional Shares of Common Stock, as the case may be, then and in each such event the Conversion Price for Series C Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price for

Series C Preferred Stock then in effect by a fraction (x) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the total number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for Series C Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for Series C Preferred Stock shall be adjusted pursuant to this Section A.4(d)(iii) as of the time of actual payment of such dividends or distributions.

               (iv) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this paragraph (d) with respect to the rights of the holders of the Series C Preferred Stock.

               (v) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the conversion of Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares, a stock dividend or a reorganization, provided for elsewhere in this Section A.4), then and in any such event each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               (vi) REORGANIZATIONS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.4), then, as a part of such reorganization, provision shall be made so that the holders of Series C Preferred Stock shall thereafter be entitled to receive, upon conversion of Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A.4 with respect to the rights of holders of the Series C Preferred Stock after the reorganization to the end that the provisions of this Section A.4 (including adjustment of the Conversion Price for Series C Preferred Stock then in effect and number of shares purchasable upon conversion of Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

              (e) NO IMPAIRMENT. The Corporation will not, by amendment of this Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section A.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against dilution or other impairment. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series C Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of Series C Preferred Stock.

              (f) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series C Preferred Stock at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          5.   REDEMPTION.

          (a) MANDATORY REDEMPTION. The Designated Preferred Stock shall be redeemed by the Corporation in two equal installments with respect to the Series B Preferred Stock and two equal installments with respect to the Series C Preferred Stock, in each case in accordance with the following provisions:

               (i)  OBLIGATION OF CORPORATION TO REDEEM DESIGNATED PREFERRED
STOCK.

               (A) The Corporation shall redeem the Series B Preferred Stock at the times, and pursuant to the terms, set forth below, without any action on the part of the holders of Series B Preferred Stock (other than surrendering to the Corporation in the manner specified in Section A.5(a)(v) hereof the certificate or certificates representing the shares of Series B Preferred Stock to be redeemed), PROVIDED that the Corporation shall not redeem any shares of Series B Preferred Stock (x) so long as the Corporation, pursuant to the terms of this Section A.5, is obligated but has failed to redeem any shares of Series

          C Preferred Stock pursuant to the terms of this Section A.5, without giving effect to any inability of the Corporation to redeem any such shares of Series C Preferred Stock due to insufficient funds being legally available therefor or (y) if the Corporation has not at the time of such applicable Redemption Date, whether under Section A.5(a) or A.5(b), demonstrated to the reasonable satisfaction of the holders of a majority in interest of the Series C Preferred Stock adequate resources to redeem the Series C Preferred Stock (either in cash, borrowing capacity, fixed net cash flow net to the Corporation, or other form of reserved assets) in accordance with this Section A.5.

               (B) The Corporation shall redeem the Series C Preferred Stock at the times, and pursuant to the terms, set forth below, if the Corporation receives written certification (the "Redemption Certificate") that holders of no less than sixty-seven percent (67%) of the then outstanding Series C Preferred Stock (the "Electing Holders") have elected in favor of redemption (the "Redemption Election"). The Redemption Certificate shall be signed by the Electing Holders and shall be delivered to the Corporation at its principal office on or after October 1, 2002.

               (ii) REDEMPTION PRICE. The Designated Preferred Stock shall be redeemed by the Corporation (x) in the case of the Series B Preferred Stock, paying in cash, out of funds legally available therefor, an amount equal to the Series B Price per share (adjusted for any Recapitalization Events with respect to such shares) (the "Series B Redemption Price"), and
(y) in the case of the Series C Preferred Stock, (1) paying in cash, out of funds legally available therefor, an amount equal to the sum of (A) the Original Series C Issue Price (as adjusted for any Recapitalization Events with respect to such shares), PLUS (B) an amount per share equal to dividends, if any, (I) then declared and unpaid on account of such Series C Preferred Stock and (II) whether or not declared, then accrued in accordance with the provisions of Section A.2(b) hereof to and including the date fixed for redemption, and (2) issuing that number of shares of Common Stock into which such Series C Preferred Stock would be convertible immediately prior to the applicable Series C Redemption Date (collectively, the "Series C Redemption Price").

               (iii) TWO INSTALLMENTS.

               (A) Except as otherwise set forth in Sections A.5.(a)(iii)(B) and A.5(b) below, the Series B Preferred Stock shall be redeemed in two installments, with the Corporation redeeming 50% of each holder's shares of Series B Preferred Stock in the first installment and the remaining shares of Series B Preferred Stock in the second installment. Subject to the foregoing and to the Corporation having funds legally available, the closing of the first installment of the Series B Preferred Stock shall occur on November 9, 2002 (the "First Series B Redemption Date") and the closing of the second installment of the Series B Preferred Stock shall take place on November 9, 2003 (the "Second Series B Redemption Date") or, if either such Date is not a business day, on the first business day after each such Date (each such Date is referred to as a "Series B Redemption Date").

               (B) The Redemption Election constitutes an election in favor of a mandatory redemption of all shares of Series C Preferred Stock. Except as otherwise set forth in the following provisions of this Section A.5.(a)(iii)(B), the Series C Preferred Stock shall be redeemed in two installments, with the Corporation redeeming 50% of each holder's shares of Series C Preferred Stock in the first installment and the remaining shares of Series C Preferred Stock in the second installment. Subject to the Corporation having funds legally available, the closing of the first installment of the Series C Preferred Stock (the "First Series C Redemption Date") shall occur on the date specified in the Redemption Certificate (which shall be at least 30 days after the date of the Redemption Certificate) and the closing of the second installment of the Series C Preferred Stock (the "Second Series C Redemption Date") shall occur on the one-year anniversary of the First Series C Redemption Date, or, if either such Date is not a business day, on the first business day after such Date (each such Date is referred to as a "Series C Redemption Date"; either Series B Redemption Date or Series C Redemption Date is sometimes hereinafter referred to as a "Redemption Date"). If at either Series C Redemption Date the funds legally available for payment of the Series C Redemption Price are insufficient to pay the Series C Redemption Price then due for the Series C Preferred Stock, the Corporation shall (A) apply all of its available funds to redeem the Series C Preferred Stock on a ratable basis as among the holders of Series C Preferred Stock based on the number of shares so held and (B) not redeem any shares of Series B Preferred Stock until such Series C Preferred Stock is redeemed. If the Corporation shall not have sufficient funds legally available for the redemption of the Series C Preferred Stock on the First Series C Redemption Date or the Second Series C Redemption Date, respectively, the Corporation shall redeem a pro rata portion of each holder's shares of Series C Preferred Stock out of funds legally available therefor and shall redeem the remaining shares, as well as all shares of Series B Preferred Stock which the Corporation shall have become obligated to redeem on any Series B Redemption Date occurring on or prior to such Series C Redemption Date, as soon as practicable after the Corporation has funds legally available therefor.

               (iv) REDEMPTION NOTICE. The Corporation shall give by certified or registered mail, postage prepaid, not less than 30 days nor more than 60 days prior to any Redemption Date, written notice thereof (the "Redemption Notice"), to each holder of record of Series B Preferred Stock or Series C Preferred Stock, as the case may be, at its post office address last shown on the records of the Corporation. The Redemption Notice shall state:

               (A) the number of shares of Series B Preferred Stock or Series C Preferred Stock, as the case may be, held by the holder that the Corporation shall redeem on the applicable Redemption Date specified in the Redemption Notice;

               (B)  the applicable Redemption Date and Redemption Price; and

               (C) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares of Series B Preferred Stock or Series C Preferred Stock to be redeemed.

               (v) SURRENDER OF CERTIFICATES; PAYMENT. On or before each Redemption Date, each holder of shares of Series B Preferred Stock or Series C Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon on the applicable Redemption Date the Series B Redemption Price or Series C Redemption Price, as the case may be, for such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that fewer than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued forthwith.

               (vi) RIGHTS SUBSEQUENT TO REDEMPTION. If the Redemption Notice shall have been duly given, and if on each Redemption Date the Series B Redemption Price or the Series C Redemption Price, as the case may be, for the shares of Series B Preferred Stock or Series C Preferred Stock to be redeemed on such Date is either paid or made available for payment through the deposit arrangement specified in subparagraph (vii) below, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock or Series C Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith terminate after the Redemption Date, except only the right of the holders to receive the Series B Redemption Price or Series C Redemption Price, as the case may be, with respect to such shares without interest upon surrender of their certificate or certificates therefor.

               (vii) DEPOSIT OF FUNDS. On or prior to each Redemption Date, the Corporation shall deposit as a trust fund with any bank or trust company, having a capital and surplus of at least $100,000,000, a sum equal to the aggregate Series B Redemption Price and Series C Redemption Price of all shares of Series B Preferred Stock or Series C Preferred Stock called for redemption on such Redemption Date and not yet redeemed pursuant to subparagraph (v) above, with irrevocable instructions and authority to the bank or trust company to pay, on and after each such Redemption Date, the Series B Redemption Price or the Series C Redemption Price, as the case may be, to the respective holders upon the surrender of their share certificates. From and after the date of such deposit (but not prior to each Redemption Date), the shares so called for redemption on such Redemption Date shall be deemed to have been redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after each Redemption Date the shares redeemed on such Redemption Date shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive, from the bank or trust company, payment of the Series B Redemption Price or the Series C Redemption Price, as the case may be, of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the Second Series B Redemption Date and the Second Series C Redemption Date shall be released or repaid to the Corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the Series B Redemption Price or the Series C Redemption Price, as the case may be, only from the Corporation. All interest on the amounts deposited with such bank or trust company shall be paid to the Corporation at the end of one year from the Second Series B Redemption Date and the Second Series C Redemption Date.

               (b) OPTIONAL REDEMPTION. The Corporation may, at any time and from time to time prior to the Second Series B Redemption Date, redeem any or all shares of the Series B Preferred Stock at the Series B Redemption Price with funds legally available therefore. In the event the Corporation elects to effectuate any such redemption, it shall send a Redemption Notice in accordance with Section A.5(a)(iv) above. Thereafter, the shares to be redeemed pursuant to the Redemption Notice shall be redeemed in accordance with the provisions of Sections A.5(a)(v) through (vii) above.

          6. PROTECTIVE PROVISIONS. (a) So long as any shares of Series B Preferred Stock or Series C Preferred Stock are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of the holders of record of at least 66-2/3% of the outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock, each voting as a separate class:

               (i) amend, repeal or modify any provision of, or add any provision to, this Restated Certificate of Incorporation or the Second Amended and Restated By-laws, as such By-laws may, from time to time be further amended or modified (as so amended, the "Second and Amended Restated By-laws") if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Designated Preferred Stock;

               (ii) authorize, create or issue shares of any class or series of stock having any preference or priority as to dividends, liquidation, redemption or assets superior to or on a parity with any such preference or priority of the Series B Preferred Stock or the Series C Preferred Stock, or authorize, create or issue shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of capital stock of the Corporation having any such preference or priority; or

               (iii) reclassify the shares of Common Stock or any other shares of stock hereafter created junior to the Series B Preferred Stock or Series C Preferred Stock as to dividends, liquidation, redemption or assets into shares of Series B Preferred Stock or Series C Preferred Stock or into shares having any preference or priority as to dividends or assets superior to or on a parity with that of the Series B Preferred Stock or Series C Preferred Stock.

               (b) So long as not less than 4,000 shares of Series B Preferred Stock or 100,000 shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of the holders of record of at least 66-2/3% of the outstanding shares of Series B Preferred Stock and the Series C Preferred Stock, each voting as a separate class:

               (i) declare or pay any dividends or make any other distributions on shares of Common Stock, other than dividends payable solely in shares of Common Stock;

               (ii) repurchase any shares of Series B Preferred Stock or Common Stock (other than shares of Common Stock issued or sold by the Corporation to an employee pursuant to an employee stock purchase option or benefit plan, agreement or other offering or arrangement, including without limitation all shares sold to employees of the Corporation subject to agreements of restriction by the Company or redemptions effected upon the terms contained in the Restated Certificate of Incorporation);

               (iii) sell, convey or otherwise dispose of all or substantially all of the property or business of the Corporation;

               (iv) merge or consolidate the Corporation into or with any other corporation, partnership or other entity unless upon consummation of such merger or consolidation, the holders of voting securities of the Corporation own directly or indirectly 51% or more of the voting power to elect directors of the surviving, acquiring or consolidated corporation, partnership or other entity;

               (v) permit the assignment in whole or in part of amounts otherwise due to the Corporation from the discovery and production of hydrocarbons to any stockholder of the Corporation, or officer of the Corporation, or any founding stockholder of the Corporation, unless such assignment has been approved by the unanimous consent of the non-management members of the Board of Directors of the Corporation; or

               (vi) pay any agency, transaction or other fees to any stockholder of the Corporation unless such payment has been approved by the unanimous consent of the non-management members of the Board of Directors of the Corporation.

               (c) So long as not less than 4,000 shares of Series B Preferred Stock or 100,000 shares of Series C Preferred Stock are outstanding, the Company shall not, without the prior written consent or affirmative vote of 66-2/3% of the entire Board of Directors:

               (i) acquire, or permit any Controlled Entity to acquire, any stock or other securities of any Controlled Entity or other corporation, partnership or entity or acquire additional assets in any case for consideration in excess of $500,000 unless the acquired entity is wholly owned by the Corporation, and except certificates of deposit, high quality commercial paper, United States government securities and other short-term, high quality liquid investment grade securities;

               (ii) acquire assets from or merge with one or more companies or merge or consolidate one or more companies into a subsidiary of the Corporation for consideration in excess of an aggregate of $500,000;

               (iii) sell, lease, convey or otherwise dispose of any "material assets" (which, for the purposes of this Section A.6(c)(iii), are defined as assets having an aggregate fair market value of at least $250,000) of the Corporation or its subsidiaries or business operations of material subsidiaries of the Corporation that in the aggregate constitute a material asset of the Corporation;

               (iv) replace the chief executive officer of the Corporation upon his death, retirement or disability;

               (v) make, or permit any corporation, firm or entity under its control (a "Controlled Entity") to make, any loans or advances or create any liens or contingent liabilities in excess of $250,000; or

               (vi) mortgage or pledge, or create a security interest in, or permit any Controlled Entity to mortgage, pledge or create a security interest in, a majority in value of the property of the Corporation or such Controlled Entity, in any case to secure a debt in excess of $250,000.


B.  UNDESIGNATED PREFERRED STOCK

               The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Undesignated Preferred Stock, which shares may be issued from time to time, in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting rights, designations, preferences and relative, participating, optional or other special rights, if any, of each series of Undesignated Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively, the "Series Terms"), shall be such as are stated and expressed in the resolution or resolutions providing for the issue of such series of such previously Undesignated Preferred Stock (the "Series Terms Resolution") adopted by the Board of Directors. The powers of the Board of Directors with respect to the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by Delaware Corporation Law) shall include, but not be limited to, determination of the following:

               (1) The number of shares constituting that series and the distinctive designation of that series;

               (2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (3) Whether that series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

               (4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion upon the occurrence of such events as the Board of Directors shall determine;

               (5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the relative rights of priority of the shares of such series, if any, of redemption, the date or dates upon or after which the shares of such series shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

               (8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

               (9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

               (10) Any other designation, preference, power and right and any qualification, limitation or restriction thereon as may be fixed by resolution or resolutions of the Board of Directors under the Delaware Corporation Law.

          Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Restated Certificate and the Series Terms Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Restated Certificate or in the Series Terms Resolution.

C. COMMON STOCK

          The Common Stock shall consist of Twenty Million (20,000,000) shares. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

               1. VOTING, ETC. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share held. Each share of Common Stock is vested with all of the same rights and powers in all respects, including, without limitation, dividend and liquidation rights.

               2. DIVIDENDS. No dividend may be declared on the Common Stock unless dividends have been paid, or declared and set apart for payment, on account of the Designated Preferred Stock, in accordance with the provisions of Section A.2 above. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, holders of Common Stock will be entitled to share in such dividends ratably according to the number of shares of Common Stock held by such holder, subject to the rights of holders of shares of any series of Designated Preferred Stock or any series of Undesignated Preferred Stock set forth in any Series Terms Resolution.

               3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment is made to the holders of the Designated Preferred Stock as indicated in Section A.3 above and after payment or provision for the payment of the debts and other liabilities of the Corporation and the payment or setting aside for payment of any preferential amount due to the holders of shares of any series of Undesignated Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders, subject to the rights of the holders of any shares of any class of stock or series ranking on parity with the Common Stock as to payment or distribution in such event.

               4. ACTION BY STOCKHOLDERS. Except as otherwise provided in this Restated Certificate, no action may be taken by holders of shares of Common Stock except at a duly called annual or special meeting of stockholders.

          FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Second Amended and Restated By-laws may be made, modified, altered, amended or repealed by the Board of Directors pursuant only to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

          SIXTH: The following provisions are inserted for purposes of the management of the business and conduct of the affairs of the Corporation and for creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          A.   GENERAL POWER OF BOARD OF DIRECTORS.

               The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors. The number of directors may be increased or decreased by the Board of Directors from time to time as provided in the By-laws of the Corporation.

          B.   CLASSIFIED BOARD OF DIRECTORS.

               The Board of Directors of the Corporation shall be divided into three classes, designated as Class A, Class B and Class C, each initially composed of such number of directors as is nearly as equal in number as is possible. Upon any change in the size of the Board of Directors, each class shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the entire Board of Directors.

               The initial term of office of Class A directors shall expire at the next annual meeting of stockholders of the Corporation following the filing of this Restated Certificate of Incorporation; the initial term of office of Class B directors shall expire at the second annual meeting of stockholders of the Corporation following the filing of this Restated Certificate of Incorporation; and the initial term of office of Class C directors shall expire at the third annual meeting of stockholders of the Corporation following the filing of this Restated Certificate of Incorporation. The initial designation of directors among Class A, Class B and Class C shall be made by the Board of Directors. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. Each director shall hold office for the term for which he or she was elected and until his or her successor is elected and qualified or until his or her resignation or removal. Any vacancy on the Board of Directors for any reason shall be filled in accordance with the By-laws.

          SEVENTH: No director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. In the event the Delaware Corporation Law is amended after the date hereof so as to authorize corporate action further eliminating or limiting the liability of directors of the Corporation, the liability of the directors shall thereupon be eliminated or limited to the maximum extent permitted by the Delaware Corporation Law, as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

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          EIGHTH:   The Corporation shall, to the fullest extent permitted by
Section 145 of the Delaware Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 145 from and against any and all expense, liability, or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation and further subject to the condition that any amendment to each of Article Fourth, Sections B and C(4) of this Restated Certificate and this Article Ninth shall require the affirmative vote of holders of at least 67% of the issued and outstanding shares of the Corporation's capital stock entitled to vote thereon.



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               IN WITNESS WHEREOF, 3DX Technologies Inc. has caused this fifth
Restated Certificate of Incorporation to be signed by its duly authorized officer this ____ day of December, 1996.



                                   -------------------------------------
                                   C. Eugene Ennis
                                   President and Chief Executive Officer





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